Exhibit 10.1

2020 DECLARATION OF AMENDMENT TO
QORVO, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

THIS DECLARATION OF AMENDMENT, made the 17th day of December, 2020, by Qorvo, Inc. (the “Company”), as sponsor of the Qorvo, Inc. Nonqualified Deferred Compensation Plan (the “Plan”).

R E C I T A L S :

It is deemed advisable to amend the Plan to limit the bonuses and commissions eligible for deferral under the Plan to those payable pursuant to the Company’s short-term incentive plan and sales incentive plan, respectively.

NOW, THEREFORE, it is declared that the Plan shall be and hereby is amended, effective with respect to Plan Years beginning on and after January 1, 2021, by deleting Section 1.1(f) in its entirety and substituting therefor the following new Section 1.1(f):

“(f)    “Bonuses and Commissions” means bonuses payable by the Employer to the Participant pursuant to the Employer’s short-term incentive plan and commissions payable by the Employer to the Participant pursuant to the sales incentive plan.  Bonuses and Commissions shall not include any amounts considered Base Salary. For purposes of the Plan, bonuses that do not constitute “performance-based compensation” described in Section 1.1(n) are subject to deferral according to the Deferral Election made by a Participant with respect to the Plan Year in which the performance period begins, and sales commissions are subject to deferral according to the Deferral Election made by a Participant with respect to the Plan Year in which the sale occurs.”

IN WITNESS WHEREOF, this Declaration of Amendment has been executed on behalf of the Company as of the date and year first above written.

QORVO, INC.

By: /s/ Robert A. Bruggeworth
Robert A. Bruggeworth
Chief Executive Officer